Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rodobo International Inc.

We consent to the use in the Prospectus constituting a part of this registration statement of our report dated January 11, 2010, relating to the consolidated financial statements of as of September 30, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/ Friedman LLP

Marlton, New Jersey

July 15, 2010